Exhibit 99

Gorman-Rupp Reports Third Quarter 2016 Financial Results and Announces Cash Dividend Increase

MANSFIELD, Ohio--(BUSINESS WIRE)--October 28, 2016--The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the third quarter and nine months ended September 30, 2016.

Net sales during the third quarter were $91.3 million compared to $104.2 million during the third quarter of 2015, a decrease of 12.4% or $12.9 million. Excluding sales from the New Orleans Permanent Canal Closures & Pumps (“PCCP”) project of $1.6 million in the third quarter of 2016 and $9.8 million for the same period in 2015, net sales during the quarter decreased 5.0%. Domestic sales decreased 19.3% or $13.9 million while international sales increased 3.3% or $1.0 million compared to the same period in 2015.

Sales in the third quarter of 2016 in our larger water markets decreased 8.9% or $6.5 million compared to the third quarter of 2015. Sales in the municipal market decreased $5.1 million driven by reduced PCCP project sales noted above, offset in part by increased shipments attributable to other flood control projects and clean water applications. Sales in the agriculture market decreased $1.8 million principally due to wet weather conditions in many locations domestically and lower farm income. However, sales in the construction market increased $2.0 million due primarily to sales to rental businesses as a result of flooding in several areas domestically and a fleet purchase by a new customer. The remainder of the overall sales decrease was largely due to reduced shipments of repair parts.

Sales decreased 20.3% or $6.4 million in non-water markets during the third quarter of 2016 compared to the third quarter of 2015. Sales in the industrial market decreased $4.2 million and sales in the petroleum market decreased $1.4 million, both principally attributable to the continued slowdown in oil and gas production.

Net sales for the nine months ended September 30, 2016 were $287.9 million compared to $307.4 million during the same period in 2015, a decrease of 6.3% or $19.5 million. Excluding sales from the PCCP project of $9.5 million in the first nine months of 2016 and $30.3 million in the first nine months of 2015, net sales for the first nine months increased 0.5%. Domestic sales decreased 8.1% or $16.7 million and international sales decreased 2.8% or $2.8 million. Of the total decrease in net sales in the first nine months of 2016, approximately $0.9 million was due to unfavorable foreign currency translation.

Sales in the first nine months of 2016 in our larger water markets decreased 6.8% or $14.9 million compared to the same period in 2015. Sales in the municipal market decreased $8.8 million driven by reduced PCCP project sales noted above, offset in part by increased shipments attributable to other flood control projects and clean water and wastewater applications. Sales decreased $3.1 million in the agriculture market principally due to wet weather conditions in many locations domestically and lower farm income, and sales in the fire protection market decreased $2.2 million due to market softness domestically and in countries in the Middle East.

Sales decreased 5.3% or $4.6 million in non-water markets during the first nine months of 2016 compared to the same period in 2015. Increased sales of $2.6 million in the OEM market related to power generation equipment and services were offset by a decrease of $7.1 million in the industrial market largely attributable to the continued slowdown in oil and gas production.

Gross profit was $22.7 million for the third quarter of 2016, resulting in gross margin of 24.8%, compared to gross profit of $23.3 million and gross margin of 22.4% for the same period in 2015. The quarter’s gross profit margin increase was due principally to favorable sales mix changes and a non-cash pension settlement charge of 120 basis points in the third quarter of 2015 which did not recur in the same period this year, partially offset by lower leverage due to sales volume decreases. Operating income was $9.9 million, resulting in operating margin of 10.8% for the third quarter of 2016, compared to operating income of $8.9 million and operating margin of 8.6% for the same period in 2015. The operating margin improvement was largely driven by a non-cash pension settlement charge totaling 180 basis points in third quarter of 2015 which did not recur in the same period this year and a gain on the sale of property, plant and equipment in the third quarter of 2016 of 110 basis points, offset by lower operating leverage due to sales volume decreases.

Net income was $6.9 million during the third quarter of 2016 compared to $5.9 million in the third quarter of 2015 and earnings per share were $0.27 and $0.22 for the respective periods. Gain on the sale of property, plant and equipment increased the third quarter of 2016 earnings by $0.03 per share. Conversely, the non-cash pension settlement charge in the third quarter of 2015 reduced earnings by $0.05 per share.

Gross profit was $68.8 million for the first nine months of 2016, resulting in gross margin of 23.9%, compared to gross profit of $71.4 million and gross margin of 23.2% for the same period in 2015. The gross profit margin increase was due principally to a non-cash pension settlement charge of 80 basis points in the first nine months of 2015 which did not recur in the same period this year. Operating income was $28.6 million, resulting in operating margin of 9.9% for the first nine months of 2016, compared to operating income of $29.4 million and operating margin of 9.6% for the same period in 2015. The operating margin improvement also was largely driven by a non-cash pension settlement charge totaling 110 basis points in the first nine months of 2015 which did not recur in the same period this year and a gain on the sale of property, plant and equipment of 30 basis points in the first nine months of 2016, offset by lower operating leverage due to sales volume decreases.

Net income was $19.8 million during the first nine months of both 2016 and 2015 and earnings per share were $0.76 and $0.75 for the respective periods. Gain on the sale of property, plant and equipment increased the first nine months of 2016 earnings by $0.03 per share. Conversely, the non-cash pension settlement charge reduced the first nine months of 2015 earnings by $0.09 per share.

The Company’s backlog of orders was $102.8 million at September 30, 2016 compared to $138.8 million at September 30, 2015 and $117.1 million at December 31, 2015. Excluding the PCCP project in 2015 and 2016, the backlog at September 30, 2016 was down 16.0% as compared to September 30, 2015. In addition to the impact of PCCP, backlog has been impacted by lower orders in the petroleum and fire protection markets. Encouragingly, the municipal wastewater sector appears to be gaining momentum as incoming orders have increased as compared to the first nine months of 2015. Approximately $1.2 million of orders related to the PCCP project remain in the September 30, 2016 backlog total and are expected to ship by the end of the fourth quarter of 2016.

The Company generated $52.2 million of operating cash flow during the first nine months of 2016 and continues to have a strong and flexible balance sheet. Cash and cash equivalents totaled $63.7 million at September 30, 2016 and working capital increased $16.9 million from December 31, 2015 to a record $162.8 million at September 30, 2016. The increase in working capital was due principally to higher cash balances partially offset by lower inventories and increased customer deposits. Net capital expenditures for the first nine months of 2016 of $5.6 million consisted primarily of machinery and equipment, a new operations facility in Africa, and other building improvements. Capital expenditures for the fourth quarter of 2016 are currently expected to be in the range of $1 to $3 million. The Company had no bank debt as of September 30, 2016.

At its October 27, 2016 meeting, the Board of Directors of the Company declared a quarterly cash dividend of $0.115 per share on the common stock of the Company, payable December 9, 2016, to shareholders of record November 15, 2016. The cash dividend represents a 9.5% increase over the dividend paid in the previous quarter. This will mark the 267th consecutive quarterly dividend paid by The Gorman-Rupp Company and the 44th consecutive year of increased dividends paid to its shareholders. This increase continues to position the Company in the top 50 of all U.S. public companies with respect to number of years of increased dividend payments.

Jeffrey S. Gorman, President and CEO commented, “Although we are seeing some improvements in the municipal, industrial and construction markets compared to last year, persistent weakness of capital spending within the oil & gas and agriculture markets continues to be a headwind. In addition, with the completion of the PCCP project nearly at hand, comparisons of revenue with last year need to be kept in mind. As revenue growth continues to be challenging, we remain focused on operating efficiencies and will continue to manage expenses closely. Along with our strong balance sheet and increase in dividend, we will continue to position ourselves for future growth and increasing shareholder returns.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment, including interest rates, changes in foreign exchange rates, commodity pricing and capital and consumer spending and volatility in domestic oil production activity; (2) competitive factors and competitor responses to initiatives of The Gorman-Rupp Company; (3) successful development and market introductions of anticipated new products; (4) stability of government laws and regulations, including taxes; (5) stable governments and business conditions in emerging economies; (6) successful penetration of emerging economies; (7) continuation of the favorable environment to make acquisitions, domestic and foreign, including regulatory requirements and market values of potential candidates and our ability to successfully integrate and realize the anticipated benefits of completed acquisitions; (8) if acquired businesses do not meet performance expectations, assets acquired could be subject to impairment; and (9) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net sales	$91,346	$104,229	$287,868	$307,354
Cost of products sold	68,676	80,917	219,061	235,986

Gross profit	22,670	23,312	68,807	71,368

Selling, general and
administrative expenses	12,819	14,363	40,190	41,933

Operating income	9,851	8,949	28,617	29,435

Other income - net	551	99	676	391

Income before income taxes	10,402	9,048	29,293	29,826
Income taxes	3,475	3,155	9,464	10,029

Net income	$6,927	$5,893	$19,829	$19,797

Earnings per share	$0.27	$0.22	$0.76	$0.75

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands of dollars)

	September 30,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$63,681	$23,724
Accounts receivable - net	73,889	76,758
Inventories - net	74,524	82,818
Other current assets	6,146	6,091

Total current assets	218,240	189,391

Property, plant and equipment - net	124,723	129,887

Other assets	4,159	3,860

Goodwill and other intangible assets - net	40,227	41,063

Total assets	$387,349	$364,201

Liabilities and shareholders' equity
Accounts payable	$14,996	$14,529
Accrued liabilities and expenses	40,434	28,931

Total current liabilities	55,430	43,460

Pension benefits	2,472	9,309

Postretirement benefits	21,307	20,784

Deferred and other income taxes	7,105	3,627

Total liabilities	86,314	77,180

Shareholders' equity	301,035	287,021

Total liabilities and shareholders' equity	$387,349	$364,201

Shares outstanding	26,091,123	26,083,623

CONTACT:
The Gorman-Rupp Company
Wayne L. Knabel, Chief Financial Officer, 419-755-1397